Exhibit 11.1
                              SYMBOLLON CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                  The Three-Months              The Six-Months
                                   Ended June 30,               Ended June 30,
                                  ----------------              --------------
                                  1997        1996              1997      1996
                                  ----        ----              ----      ----


Net Income (Loss)............$(151,978)   $  84,805        $(365,029) $(472,709)
                             ==========   =========        ========== ==========

Primary loss per share:
 Weighted average common shares
 outstanding.................2,783,253    2,480,136        2,585,203  2,480,136




Shares subject to restriction.(700,000)    (700,000)        (700,000)  (700,000)
                             ----------   ----------       ---------- ----------
                             2,083,253    1,780,136        1,885,203  1,780,136
                             ==========   ==========       ========== ==========


Loss per share (1):..........$   (0.07)   $    0.05        $   (0.19) $   (0.27)
                             ==========   ==========       ========== ==========


(1) There is no difference between primary and fully diluted income (loss) per share.